RUSSEL METALS INC.

MANAGEMENT PROXY CIRCULAR

Management Solicitation of Proxies

      This Management Proxy Circular is furnished in connection with the solicitation of proxies by the Management of Russel Metals Inc. (the“Company”) for use at the annual and special meeting of shareholders of the Company, or at any postponement or adjournment thereof, to be held on Monday, April 26, 2004 at 4:30 o’clock in the afternoon (Toronto time) in the Ketchum Room, The Toronto Board of Trade, 1 First Canadian Place, 3rd Floor, Toronto, Ontario for the purposes set out in the foregoing notice of meeting. It is expected that the solicitation will be made primarily by mail, but proxies may also be solicited personally or by telephone by officers, employees and agents of the Company. The cost of the solicitation of proxies will be borne by the Company.

Appointment and Revocation of Proxies

     The persons designated in the enclosed form of proxy will represent Management at the meeting. A shareholder has the right to appoint a person other than the persons designated in the accompanying form of proxy to attend and to act for the shareholder on the shareholder’s behalf at the meeting. Such right may be exercised by inserting in the space provided in the form of proxy the name of the other person whom the shareholder wishes to appoint as nominee. Proxies to be used at the meeting must be deposited with the Company or with CIBC Mellon Trust Company not less than 24 hours preceding the meeting or any postponement or adjournment thereof.

A shareholder who has given a proxy may revoke it:

a)	by depositing an instrument in writing executed by the shareholder who has given the proxy or by the shareholder’s attorney authorized in writing, or, if the shareholder is a corporation, by a duly authorized officer or attorney of such corporation

(i)	at the registered office of the Company at any time up to and including the last business day preceding the day of the meeting, or any postponement or adjournment thereof, at which the proxy is to be used, or

(ii)	with the Chairman of the meeting on the day of the meeting or any postponement or adjournment thereof; or

b)	in any other manner permitted by law.

Voting and Discretion of Proxies

     On any ballot that may be called for, the shares represented by proxies in favour of the persons named by Management on the enclosed form of proxy will be voted or withheld from voting in accordance with the instructions specified by shareholders in the forms of proxy.

     When a shareholder has not specified in the form of proxy whether the named proxy nominees are required to vote or withhold from voting with respect to the election of directors or with respect to the appointment of auditors or the manner in which the named proxy nominees are required to vote on any other matter identified in the form of proxy, the shares represented by such proxy will be voted in favour of the election of the nominees named in this Management Proxy Circular and the appointment of auditors and in favour of the other matters identified in the form of proxy.

     The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments to the matters identified in the notice of meeting or other matters that may properly come before the meeting. At the date of this Management Proxy Circular, Management is not aware of any such amendments or other matters to come before the meeting.

Voting Shares and Principal Holders Thereof

      The authorized capital of the Company consists of: (i) an unlimited number of common shares (“Common Shares”) without nominal or par value; (ii) an unlimited number of preferred shares without nominal or par value designated as Class I preferred shares, issuable in series; and (iii) an unlimited number of preferred shares without nominal or par value designated as Class II preferred shares, issuable in series.

     As of March 5, 2004, 48,938,142 Common Shares and 1,200,000 7.5% Cumulative Redeemable Convertible Class II preferred shares, Series C (“Series C Shares”) are outstanding. Holders of record of outstanding Common Shares at the close of business on March 16, 2004 (the “record date”) will be entitled to one vote for each Common Share held. A transferee of shares acquired after the record date is entitled to vote those shares at the meeting if the transferee produces properly endorsed share certificates for such shares or otherwise establishes that the transferee owns the shares and demands, not later than 10 days before the meeting, that the transferee’s name be included in the list of shareholders entitled to vote at the meeting.

     On February 20, 2004 the Company sent notices to the registered holders of all the issued and outstanding Series C Shares, of the Company’s intention to redeem all such shares on March 22, 2004 on payment of $25.00 plus accrued and unpaid preferential dividends of $0.04 per share.

     To the knowledge of the directors and officers of the Company, no person beneficially owns or exercises control or direction over the outstanding Common Shares carrying more than 10% of the votes attached to the Common Shares of the Company other than the investment advisory firm Hamblin Watsa Investment Counsel Ltd. (“HWI”), which beneficially owns or exercises control or direction over 9,358,200 Common Shares representing approximately 19% of the outstanding Common Shares.

Election of Directors

     The articles of the Company currently provide that the board of directors shall consist of a minimum of seven and a maximum of 12 directors and the by-laws make similar provision. The directors of the Company have fixed the number of directors to be elected at the upcoming annual and special meeting of shareholders at seven. Each person whose name appears below is proposed to be elected as a director of the Company to serve until the next annual meeting of shareholders or until his or her successor is elected or appointed. If a poll is demanded, the shares represented by proxies in favour of Management nominees will be voted in favour of the election of such nominees unless a shareholder has specified in a form of proxy that the shareholder’s shares are to be withheld from voting in the election of directors. In the event that any vacancy occurs in the slate of such nominees, proxies in favour of Management will be voted for another nominee in the discretion of Management unless the shareholder has specified in the proxy that the shareholder’s shares are to be withheld from voting in the election of directors.

Approximate number of
voting shares of the Company
Name, position with the Company	Period served	beneficially owned, directly or
and principal occupation	as Director	indirectly, or controlled or directed
JAMES F. DINNING Director; Executive Vice President, TransAlta Corporation (electric generation and marketing company)	Since February 17, 2003	2,000 Common Shares

CARL R. FIORA Director; Corporate Director	Since May 11, 1994	3,000 Common Shares

ANTHONY F. GRIFFITHS Director; Chairman of the Board; Corporate Director	Since May 14, 1997	50,000 Common Shares

ROBBERT HARTOG Director; President, Robhar Investments Ltd. (private investment company)	Since May 14, 1997	92,850 Common Shares

LISE LACHAPELLE Director; Corporate Director	Since May 15, 1996	5,000 Common Shares

JOHN W. ROBINSON Director;Corporate Director	Since May 11, 1995	5,000 Common Shares

EDWARD M. SIEGEL, JR. Director, President and Chief Executive Officer	Since May 6, 1998	790,165 Common Shares

     In February 2004, the Company adopted a policy requiring each director of the Company to beneficially own a minimum of 10,000 Common Shares in the capital of the Company. Any director who does not meet this minimum requirement at the date of his or her first election or re-election to the board of directors following implementation of this policy will be required to achieve this ownership level within three years from the date of such first election or re-election. Current directors have three years to meet this requirement. As of the date hereof, the nominees for election as directors of the Company at the upcoming annual and special meeting of shareholders beneficially own or control an aggregate of 948,015 Common Shares of the Company.

     Each of the foregoing persons was elected to his or her present term of office by the shareholders of the Company at a meeting in respect of which the Company circulated to shareholders a management proxy circular. Each of Mr. Griffiths and Mr. Hartog is a director of Fairfax Financial Holdings Limited (“Fairfax”). Fairfax is the controlling shareholder of HWI, which in turn holds approximately 19% of the outstanding Common Shares. See “Voting Shares and Principal Holders Thereof”.

     The Company is required to have an Audit Committee of the Board of Directors. J. F. Dinning, C. R. Fiora, R. Hartog (Chair of the Committee) and A. C. Thorsteinson are the current members of the Audit Committee.

     Other committees of the Board are the Management Resources and Compensation Committee, the Corporate Governance Committee and the Environmental Management and Health & Safety Committee. Information relating to the composition and mandate of these committees is described under “Executive Remuneration”, the table “The TSX Corporate Governance Guidelines” and the paragraph immediately following such table.

Executive Remuneration

    Composition of the Management Resources and Compensation Committee

     The Company’s Management Resources and Compensation Committee is comprised of four unrelated members of the Board of Directors, L. Lachapelle (Chair of the Committee), A. F. Griffiths, R. Hartog and J. W. Robinson. It is the responsibility of the Committee to review the compensation policies and levels for the Company’s executive officers, to ensure that such compensation is competitive and reasonably related to personal and corporate performance, and to make recommendations to the Board of Directors with respect to such matters. The Committee meets as required, but not less frequently than annually. The Management Resources and Compensation Committee met twice during 2003.

    Report of the Compensation Committee with Respect to Executive Compensation

     The Company’s executive compensation policies and practices are designed to provide a competitive level of total compensation, to recognize and reward superior performance by individual executives and to foster a common perspective between the Company’s executive officers and its shareholders. The key components for executive officer compensation are base salary, short-term incentives in the form of cash bonus opportunities (expressed as a variable percentage of base salary which increases with the level of basic earnings per share of the Company), and long-term incentives in the form of stock options. Pay for performance is an important underlying principle of the Company’s executive compensation philosophy, with the result that variable compensation (in the form of cash bonuses and stock options) can represent a substantial proportion of total compensation in a successful year.

     The Committee uses various information sources, including independent consultants, to monitor the competitive position of the Company’s salaries, bonus plans and stock-based incentives, and to assess the effectiveness of the Company’s incentive plans in contributing to corporate performance. The Committee uses comparative data to ensure the ability of the Company to attract, retain and motivate key executives. The comparative group includes large autonomous industrial companies in Canada and the United States and other companies operating in the metals industry in North America.

     The Company’s executive compensation policies provide for base salaries which are competitive with similar positions in the comparator group. Individual levels, which are reviewed bi-annually, may vary from this objective, depending upon the particular experience and other qualifications of the individual, sustained performance level, length of service and other relevant factors.

     The Committee has established a Management Incentive Compensation Plan for executive officers, which ties the majority of short-term cash bonuses to profit sharing based on earnings per share over a minimum threshold. Short-term incentive bonuses are paid shortly following the year in which they are earned.

     Executive performance is currently incentivized in part by linking total compensation with long term share performance through the use of stock options. The Committee is reviewing the Company’s stock option program with a view to determining whether the terms of the program effectively align the interests of management with long-term shareholder value.

     Options granted to executives under the Company’s share option plan generally become immediately exercisable with respect to 20% of the optioned Common Shares and exercisable as to an additional 20% following each of the first, second, third and fourth anniversaries of the date of grant. The options have an exercise price equivalent to the prevailing market price at the date of the grant and typically have a term of not less than five nor more than 10 years. The amount and terms of outstanding options are among the factors which are considered by the Committee in making recommendations to the Board with respect to the grant of additional options.

     The annual salary of the Chief Executive Officer for 2003 was US $500,000. The salary is considered by the Committee to be appropriate based on the Chief Executive Officer’s performance, and performance and compensation data relevant to the comparator group. In addition, the Committee believes that this salary is commensurate with the considerable industry experience and knowledge and management abilities of the Chief Executive Officer. A bonus of US $625,000 was paid to Mr. Siegel as Chief Executive Officer for the 2003 fiscal year. This amount was determined in accordance with the Corporation’s Management Incentive Compensation Plan for executive officers and is directly related to the Company’s earnings per share for the year. In addition, Mr. Siegel was granted options to purchase 300,000 Common Shares in 2003.

     Submitted on behalf of the Management Resources and Compensation Committee:

A. F. Griffiths R. Hartog L. Lachapelle (Chair) J. W. Robinson

     Performance Graph

     The following graph shows a comparison over the five year period ended December 31, 2003 of the value of $100.00 originally invested in the Company’s Common Shares and the S&P/TSX Composite Index and in each case assuming reinvestment of cash dividends paid.

TSX Index Russel Metals (Common)	$100.00 $100.00	$131.71 $109.71	$141.47 $86.35	$123.69 $113.74	$108.30 $168.80	$137.25 $304.87

      Summary Compensation Table

     The following table provides a summary of compensation earned during each of the last three fiscal years by the Chief Executive Officer and the other named executive officers of the Company as required by applicable securities legislation.

	Annual Compensation				Long-Term Compensation Securities
				Other Annual	Under Options	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation	Granted(1)	Compensation
Edward M. Siegel, Jr.(2)	2003	$500,000	$625,000	$20,682	300,000	$10,867
President and Chief	2002	$450,000	$843,750	$21,505	225,000	$10,067
Executive Officer	2001	$450,000	$337,500	$25,939	250,000	$34,567
Brian R. Hedges	2003	$390,000	$292,500		125,000	$7,832
Executive Vice President	2002	$350,000	$393,750		75,000	$7,832
and Chief Financial Officer	2001	$350,000	$157,500		100,000	$25,032
Marion E. Britton	2003	$175,000	$113,750		15,000	—
Vice President, Controller	2002	$158,039	$179,375		15,000	$8,750
and Assistant Secretary	2001	$141,617	$36,107		12,500	$7,175

(1) The numbers shown indicate the number of Common Shares in respect of which options were granted to the named executive officer during the year in question.

(2) Compensation for Mr. Siegel is paid in U.S. Dollars and thus is reported in U.S. Dollars. All other amounts shown in this table are in Canadian Dollars.

     Options Granted During 2003

     The following table sets out options granted by the Company to the named executive officers during 2003 to purchase Common Shares of the Company.

		% of Total		Market Value
	Common Shares	Options Granted	Exercise or	of Common	Expiration
	Under Options	to Employees in	Base Price per	Shares on the	Date
Name	Granted	2003	Common Share	Date of Grant	M/D/YR
Edward M. Siegel, Jr.	300,000	41.66%	$5.20	$5.20	02/17/2013
Brian R. Hedges	125,000	17.36%	$5.20	$5.20	02/17/2013
Marion E. Britton	15,000	2.08%	$5.20	$5.20	02/17/2013

     All of the above options are immediately exercisable with respect to 20% of the optioned Common Shares and are exercisable as to an additional 20% following each of the first, second, third and fourth anniversaries of the date of grant.

     Aggregate Stock Option Exercises During 2003 and Value of Options at December 31, 2003

     The following table sets out certain information with respect to Common Shares under option to the named executive officers as at December 31, 2003.

					Value of Unexercised
	Options Exercised		Unexercised Options at		in-the-money Options at
	During 2003		December 31, 2003		December 31, 2003
		Aggregate
	Number of	Value
Name	Shares	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Edward M. Siegel, Jr.	740,000	$2,810,500	—	510,000	—	$2,306,150
Brian R. Hedges	280,000	$1,010,125	—	195,000	—	$870,300
Marion E. Britton	33,500	$140,875	13,000	28,500	$48,920	$130,615

Note: Based on the closing price of a Common Share on The Toronto Stock Exchange on December 31, 2003 of $8.79

     Table of Indebtedness of Directors, Executive Officers and Senior Officers Under Securities Purchase Programs

     At the beginning of 2003, there were outstanding loans of US $450,000 and $75,000 to Mr. Siegel and Mr. Hedges, respectively. Both of these loans were subsequently repaid in February 2003 and there are no outstanding loans to the named executive officers.

     Defined Benefit Pension Plans

     The Company provides retirement benefits in the form of pensions from the Company’s registered pension plans.

     Mr. Siegel participates in the Company’s defined contribution plan covering the U.S. employees of its affiliated group of companies. The Company makes contributions based on a percent of Mr. Siegel’s compensation and contributions up to a maximum each year. The maximum for 2003 was US $8,000. All contributions are vested immediately.

     Mr. Hedges and Ms. Britton participate in a defined benefit final average formula plan which will provide an annual pension equal to 1.3% of pensionable earnings up to the Canada Pension Plan maximum pensionable earnings level and 2% of pensionable earnings above such level based on the highest consecutive 60 months pensionable earnings, for each year of credited service. The normal form of benefit payable at age 65 is a life annuity guaranteed for 120 months or a joint and survivor pension equal to 60% of the individual’s pension entitlement. The credited years of service for Mr. Hedges and Ms. Britton to December 31, 2003 are 9.5 and 19 years, respectively.

     The defined benefit pension entitlements referred to above are, in each case, subject to the maximum allowed under a registered plan under the Income Tax Act for each year of credited service. The limit for 2003 was $1,722. There are no offsets to the benefits from any of the foregoing plans. The following table illustrates the annual pension payable from the defined benefit plan for various periods of service, assuming retirement at age 65 and annual remuneration in excess of $125,000.

Years of Service
10	15	20	25	30	35
$17,220	$25,830	$34,440	$43,050	$51,660	$60,270

     Mr. Hedges has entered into a supplementary retiring allowance agreement with the Company, particulars of which are set out below. Based upon current salary levels and Canada Pension Plan benefits, the estimated annual benefit payable upon retirement at normal retirement age to Mr. Hedges under the Company’s registered pension plans referred to above and the supplementary retiring allowance agreement discussed below is $224,385.

     Employment, Retiring Allowance and Change of Control Agreements

     In August of 1997, the Company entered into an employment agreement with Mr. Siegel which provided for his employment as President and Chief Executive Officer of the Company effective August 12, 1997. The agreement provided for compensation with respect to Mr. Siegel’s annual base salary, bonus entitlement (expressed as a variable percentage of his base salary which increases with the level of basic earnings per share of the Company) and grant of options to acquire Common Shares. Mr. Siegel’s salary, bonus and stock options awarded for 2003 are disclosed in the compensation table for named executive officers. Pursuant to the agreement, Mr. Siegel is entitled to be compensated for the difference in effective income tax rates in Canada and the United States. Mr. Siegel is entitled to benefits similar to those enjoyed by the Company’s other executive officers pursuant to the Company’s normal benefit plans, practices and policies. Mr. Siegel’s employment agreement provides for severance pay equal to two times his annual salary, plus amounts estimated to be payable pursuant to any profit sharing, incentive compensation or bonus program, in the event that his employment is terminated without just cause.

     In 2000, a subsidiary of the Company signed an agreement with Mr. Siegel to fund a Split Dollar Whole Life Insurance Policy. The agreement requires the subsidiary to pay up to US $200,000 per year for approximately 13 years to fund a Whole Life Insurance Policy for US $6.5 million. The premiums paid by the subsidiary will be reimbursed from the insurance proceeds or from the excess cash surrender value commencing when the Whole Life Insurance Policy has been fully funded.

     The Company has entered into a supplementary retiring allowance agreement with Mr. Hedges. Under such agreement he becomes entitled to a maximum annual pension at age 65 equal to the product obtained by multiplying 3% of 12 times the average of his monthly salary for the 36 consecutive month period during which he obtained his highest salary, by the number of years of service (to a maximum of 20, including periods of permanent disability), less the annual amount of his pension under the Company’s registered pension plans, and less the amount of the Canada Pension Plan pension benefit payable on the date of retirement. If Mr. Hedges ceases to be employed by the Company prior to age 65 and he elects to accelerate the payment of his supplementary pension, the annual amount to which he will be entitled will be reduced by ½ of 1% for each calendar month prior to the first month in which he would be 65 years of age. On the death of Mr. Hedges following retirement, his surviving spouse would become entitled to a pension of up to 2/3 of his supplementary pension. If there is no surviving spouse, a lump sum is payable to a named beneficiary in the amount of 60 times the monthly pension benefit, less any amount paid to Mr. Hedges during his lifetime pursuant to the supplementary retiring allowance agreement. The agreement also provides for payment in the event of death and for payments in the event of termination of employment without just cause following a change of control of the Company. Commencing in 2003, the Company has agreed to make annual payments to a separate trust, of the amounts, actuarially determined, necessary to fund the future service obligations arising after January 1, 2003 under the supplementary retirement agreement.

     The Company has entered into change of control employment agreements with Messrs. Siegel and Hedges providing for the continued employment of Mr. Siegel for two years and Mr. Hedges for three years following a change of control and for severance payments in certain circumstances in the event of the termination of their employment within such period. Such circumstances include termination of employment (other than for just cause, disability or retirement) or termination of employment of the executive officer for good reason.

     A “change of control” includes the acquisition of effective control of the Company by a person or group of persons acting in concert and a determination by the directors of the Company that a change of control has occurred or is about to occur. For such purpose, any person or group holding securities of the Company which entitle such holder or holders to cast more than 25% of the votes attaching to all shares in the capital of the Company which may be cast to elect directors of the Company shall be deemed to be in a position to exercise effective control of the Company. A change of control will also have occurred if incumbent directors cease to constitute a majority of the Board of Directors of the Company. For this purpose an incumbent director is any member of the Board of Directors of the Company who was a director of the Company immediately prior to the event which gave rise to the change of control, and any successor to an incumbent director who was recommended or elected or appointed to succeed an incumbent director by the affirmative vote of a majority of the incumbent directors. Upon termination in the foregoing circumstances, Mr. Siegel is entitled to receive a lump sum payment of two, and Mr. Hedges is entitled to receive a lump sum payment of three, times their then current salary, including amounts estimated to be payable pursuant to any profit sharing, incentive compensation or bonus program. Messrs. Siegel and Hedges are also entitled to receive an amount on account of the value of all options or other rights to acquire shares of the Company held by them or to which they would have been entitled, an amount on account of pension benefits to which they would have been entitled and certain other benefits.

Statement of Corporate Governance Practices

     The Toronto Stock Exchange (the “TSX”) requires that the Company disclose on an annual basis its approach to corporate governance with specific reference to the TSX Guidelines on Corporate Governance (the “Guidelines”). The Corporate Governance Committee has considered the Company’s corporate governance practices in light of the Guidelines. Based on a report from the Corporate Governance Committee, the Board is satisfied that the Company’s governance practices are appropriate to the Company and that the Board operates effectively and independently of Management. The following is a complete description of the Company’s system of corporate governance.

     The Company has been actively following the developments in corporate governance requirements and best practices both in the United States and in Canada. It is familiar with the various amendments being proposed by securities regulators and stock exchanges with respect to corporate governance matters. Once these amendments have been finalized, the Company will make whatever changes are necessary to give effect to these amendments in connection with its own governance practices. The Company’s practices already conform with many of the best practices proposed by Canadian securities regulatory authorities pursuant to proposed Multilateral Policy 58-201 released for comment in January 2004. For example, a majority of the members of the Board of Directors is independent and the Company also has a code of conduct that includes all of the provisions set out in the proposed policy. The Company has seven unrelated (or independent) directors and one related.

     This Statement of Corporate Governance Practices has been reviewed by the Corporate Governance Committee of the Board of Directors and has been approved by the Board of Directors. The members of the Corporate Governance Committee are C. R. Fiora, A. F. Griffiths (Chair of the Committee) and J. F. Dinning.

TSX Corporate Governance Committee Guidelines			2003 Disclosure Statement
1.	The Board should explicitly assume responsibility for stewardship of the Company and in particular:

	(a)	Adoption of a strategic planning process	The strategic plan is Management’s responsibility. The Board provides input to Management on the development of the plan and approves the final plan presented to it by Management. The Board reviews the Company’s activities against the strategic plan throughout the year.

	(b)	Identification of principal risks and the implementation of appropriate systems to manage these risks	Management reports to the Board on the principal risks facing the Company as part of the ongoing management of the business and the strategic planning process. The Audit Committee monitors financial risks and financial reporting, including controls relating to those areas. The Environmental Management and Health & Safety Committee monitors risks involving environmental issues and occupational health and safety, including compliance with applicable legislation and programs to address these issues, including safety measurement systems.

	(c)	Succession planning, including appointing, training and monitoring senior management	The mandate of the Management Resources and Compensation Committee includes the review of the compensation policies and levels for the Company’s executive officers and recommendations to the Board with respect to such matters.

The Committee is responsible for succession planning among the most senior members of Management. It reviews with Management at least annually issues related to succession planning and

TSX Corporate Governance Committee Guidelines			2003 Disclosure Statement
the Company’s needs in order to maintain an executive team with superior executive leadership skills.

	(d)	Communications policy	The Audit Committee is responsible for reviewing all material public disclosure documents containing financial information about the Company, including the Annual Report to Shareholders, interim reports, management’s discussion and analysis, annual information forms, press releases, prospectuses and registration statements, before release to the public.

The Company has a disclosure policy that has been approved by the Board of Directors. This policy designates the CEO and CFO as the primary contact points with analysts, investors and the media. The Company makes the CEO and CFO available to shareholders to discuss their concerns. Management reports to the Board any significant or common concerns raised with it by any of the Company’s shareholders.

	(e)	The integrity of internal control and management information systems	The integrity of internal controls and management information systems is the responsibility of Management. The Audit Committee monitors the way in which Management deals with the integrity of internal controls and management information systems through discussions with Management and reports from internal and external auditors. The Audit Committee reviews the appropriateness of accounting policies established by Management.

2.	Majority of directors are “unrelated”		The Board has considered the relationship of each of the directors to the Company and has concluded that all members of the Board, other than Mr. Siegel, are unrelated(1) for the purpose of the TSX Guidelines.

3.	Disclose whether each director is “unrelated”		Mr. Siegel, the Company’s President and Chief Executive Officer is the only related director. He was elected a director on May 6, 1998. None of the other directors has any business or professional relationship with the Company. The Company does not have a significant shareholder as defined in the TSX Guidelines.(2)

(1)	The TSX Report provides that: “An unrelated director is a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director’s ability to act with a view to the best interests of the company, other than interests and relationships arising from shareholding. A related director is a director who is not an unrelated director”.

(2)	The TSX Report defines a significant shareholder as “a shareholder with the ability to exercise a majority of the votes for the election of directors attaching to the outstanding shares of the Company”.

TSX Corporate Governance Committee Guidelines		2003 Disclosure Statement
4.	Appoint a committee responsible for appointing / assessment of directors composed of a majority of unrelated directors	The Corporate Governance Committee is responsible for the appointment and assessment of directors. This Committee is responsible for identifying possible candidates for election or appointment to the Board and evaluating their credentials. It recommends suitable candidates to the full Board. On the recommendation of the Corporate Governance Committee, the Board has adopted the policy of requiring each director to provide to the Chairman of the Corporate Governance Committee, annually, written responses to a series of questions developed by the Committee for the purpose of assessing the effectiveness of the Board and of individual directors. The Committee has been charged with the responsibility for considering whether other assessment processes might be developed which would produce meaningful and actionable feedback. All members of the Committee are unrelated directors.

5.	Orientation and education programs for new directors	New directors become acquainted with the Company’s business and the industry in which it operates through discussions with the Company’s Management and with other directors, including with the Chairman and with the CEO. New directors also participate in an introductory tour of the Company’s principal metal service center operations in Canada and the United States, accompanied by senior management of the Company.

6.	Board size facilitates more effective decision-making	The Company’s articles require it to have a minimum of seven and a maximum of 12 directors. The Board believes that a board with a number of directors within this range will allow it to operate effectively. The number of directors to be elected at the upcoming meeting of shareholders is currently set at seven. The size and composition of the Board brings to the Company a balance of industry and operational expertise as well as backgrounds in other areas that the Board believes are of benefit to the Company.

7.	Review compensation in light of responsibilities and risks	The Management Resources and Compensation Committee reviews and makes recommendations to the Board of Directors with respect to the compensation of the Company’s directors. The Board has considered the level of remuneration received by directors with a view to attracting and retaining the services of experienced and highly

TSX Corporate Governance Committee Guidelines		2003 Disclosure Statement
qualified independent directors. The total fees paid to directors are comparable to other substantial Canadian public companies. Accordingly, the Board is satisfied that the level and nature of remuneration that directors receive is appropriate. (See “Compensation of Directors” following this table for specific details on compensation.)

8.	Majority of committee members should be unrelated	Each committee is comprised entirely of unrelated Board members.

9.	Appoint a committee responsible for the Company’s corporate governance issues	The Company’s Corporate Governance Committee is responsible for monitoring and evaluating the Company’s governance system and proposing improvements as appropriate. It also serves as a forum for concerns of individual directors of the Company about matters which may not be appropriate for discussion in full meetings of the Board, including the performance of Management or individual members of Management or the performance of the Board or individual directors. The Corporate Governance Committee is also responsible for recommending candidates for election or appointment to the Board. The Corporate Governance Committee, in co-operation with the other committees, has developed comprehensive written mandates for each of the Board committees, which have been adopted by the Board. It is also responsible for recommending to the Board the Company’s response to the TSX Guidelines.

10.	Define limits to management’s responsibilities by developing mandates for:

	(a) the Board	The Board’s mandate to manage or supervise the management of the business and affairs of the Company is prescribed by corporate law. It discharges this responsibility by considering and approving the Company’s strategic direction, by establishing corporate objectives, by delegating to Management responsibility for meeting these established objectives and for the day-to-day operation of the Company’s business and by monitoring Management.

The Board delegates certain of its functions to four committees of the Board to facilitate more detailed consideration of certain of the issues facing the Company by smaller groups of directors. These

TSX Corporate Governance Committee Guidelines		2003 Disclosure Statement
committees are the Audit Committee, the Management Resources and Compensation Committee, the Corporate Governance Committee and the Environmental Management and Health & Safety Committee. The Board has not delegated to any of its committees the authority to make decisions, but rather each of the committees brings its recommendations to the full Board.

During 2003, there were eight Board of Directors meetings held. Attendance was 93% as four directors missed one Board meeting each. In addition, there were nine committee meetings held and attendance was 98%, as only one director missed one committee meeting.

The Board looks to Management to provide it with regular reports on the Company’s activities and performance and to bring to its attention any significant issues facing the Company.

	(b) the CEO	The Board has developed a written job description for the CEO and is satisfied that the functions and respective responsibilities of the Board and Management are clearly understood and supported by all participants in the Company’s governance.

11.	Establish procedures to enable the Board of Directors to function independently of	The Board has a number of procedures that enable it to function independently of Management:
Management

Seven out of the eight directors currently in office are unrelated to Management. The position of Chairman is separate from the position of CEO and is held by an unrelated director.

The Board has a policy of meeting at least twice annually without Management (including the CEO) present and will meet at other times as is deemed necessary. In addition, the Board has established a Corporate Governance Committee, also chaired by the Chairman. The mandate of this Committee, which is discussed in more detail above, is largely focused on issues relating to the independence and effectiveness of the Board.

12.	Establish an Audit Committee with a specifically defined mandate, with all members being outside directors	The mandate for the Audit Committee includes responsibility for reviewing the Company’s quarterly and annual financial statements and management’s discussion and analysis and for monitoring the Company’s internal control procedures. The Audit Committee meets regularly with the Company’s

TSX Corporate Governance Committee Guidelines		2003 Disclosure Statement
external auditors without Management being present. All members are outside and unrelated directors.

13.	Implement a system to enable individual directors to engage outside advisors, at the Company’s expense	Each committee is entitled to engage outside advisors at the Company’s expense in connection with its mandate. Directors may engage advisors at the Company’s expense for other purposes with the concurrence of the chair of the Corporate Governance Committee.

14.	Describe decisions requiring prior approval of the Board	The Board of Directors reviews and approves the Company’s strategic direction and annual business plan and its capital expenditure budget. In addition, it approves acquisitions and all capital expenditures in excess of $1.0 million. It also reviews and approves changes in business focus, corporate financings and debt issues.

15.	Discuss the Board’s expectations of management	The Board of Directors expects Management to keep it apprised of all material risks facing the Company and to provide it with regular reports on the Company’s activities and on any external developments that are likely to affect the Company. The Board of Directors also expects Management to advise it of any events which have or are likely to have an effect on the Company. The interaction between the Board of Directors and Management challenges Management to proactively manage the cyclical nature of the business to ensure the maximizing of shareholder value.

Environmental Management and Health & Safety Committee

     The mandate of the Environmental Management and Health & Safety Committee is to monitor and evaluate and, where necessary, to make recommendations to the Board for the purposes of ensuring that the Company conducts its activities in a manner which complies with applicable environmental and occupational health and safety laws, and which minimizes adverse impact to the natural environment, or to the communities in which the Company resides. The members of the Committee are L. Lachapelle, J. W. Robinson (Chair of the Committee) and A. C. Thorsteinson.

Compensation of Directors

     Directors of the Company are compensated partly in cash and partly in stock options. The Company paid an aggregate of $350,628 in cash compensation to directors during the financial year ended December 31, 2003. These fees, payable only to directors who are not full-time employees of the Company, represent an annual retainer of $22,000 per director and a $1,500 attendance fee per meeting of the Board or any committee thereof. The Chairman of each committee of the Board of Directors is entitled to an additional $5,000 per annum for acting as such. Each non-executive director normally resident in the U.S. is entitled to receive a travel fee of Cdn $1,500 for each meeting attended in person.

     Mr. Griffiths is paid annual cash compensation in the amount of $100,000. This amount represents compensation for acting as Chairman of the Board, Chairman of the Corporate Governance Committee and a member of the Management Resources and Compensation Committee and is inclusive of all fees for attending board and committee meetings during the year.

     The Company has a share option plan which provides non-executive directors with an initial grant of options to purchase 15,000 Common Shares upon being appointed to the Board. Thereafter, Directors receive an additional annual grant of options to purchase 10,000 Common Shares when re-elected to the Board. Options granted to non-executive directors generally become immediately exercisable with respect to one-third of the optioned Common Shares and exercisable as to an additional one-third on each of the first and second anniversaries of the date of the grant. On February 17, 2003, J. F. Dinning was granted options to purchase 15,000 Common Shares at an exercise price of $5.20 per share. In April 2003, 60,000 options for Common Shares were granted to non-executive directors under this Plan at an exercise price of $5.47 per share.

     In light of evolving practices, the Management Resources and Compensation Committee of the Company is in the process of reviewing the share option component of director compensation against alternative approaches to equity based compensation such as deferred share units.

Directors’ and Officers’ Liability Insurance

     In January 2004, the Company renewed, for the benefit of the Company, its subsidiaries and their directors and officers and their respective spouses, insurance against liability incurred by the directors or officers in their capacity as directors or officers of the Company or any subsidiary. The total amount of insurance is $90 million and, subject to the deductible portion referred to below, up to the full face amount of the policies is payable, regardless of the number of directors and officers involved. The premium for the current policy year to December 1, 2004 is $452,213. The policies do not specify that a part of the premium is paid in respect of either directors as a group or officers as a group. The policies provide a limit of $90 million per occurrence and in the aggregate. Each director and officer of the Company is covered to the extent of the face amount of the policies. However, in no event will the policies pay out, in the aggregate, more than $90 million during their annual term. The policies provide for deductibles as follows: (i) with respect to the directors and officers, there is no deductible applicable; and (ii) with respect to reimbursement of the Company, there is a deductible of $100,000 per occurrence, except, in respect of securities claims where the deductible is $250,000 per occurrence.

Amendment of Articles to adopt French Name Métaux Russel Inc.

     At the meeting, shareholders will be asked to approve a special resolution, in the form annexed as Exhibit A to this Management Proxy Circular, to amend the articles of the Company to adopt a French form of the name. The French form of name proposed to be adopted is “Métaux Russel Inc.”

     The Company considers the adoption of a French form of its name particularly appropriate in light of the significant expansion of the Company’s operations in the Province of Quebec in the past year with the acquisition of Acier Leroux inc./Leroux Steel Inc.

     To be effective, the special resolution authorizing this amendment to the articles must be passed by a majority of not less than two-thirds of the votes cast at the meeting in person or by proxy by shareholders entitled to vote thereon.

Amendment of Articles to Enable Directors to Appoint Additional Directors

     At the meeting, shareholders will be asked to approve a special resolution in the form annexed as Exhibit B to this Management Proxy Circular, to amend the articles of the Company to enable the directors of the Company to appoint one or more additional directors between meetings of shareholders.

     Section 106(8) of the Canada Business Corporations Act specifically provides that the directors of a corporation may, if the articles of the corporation so provide, appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting. The Company’s articles do not presently provide this flexibility to the Company. The directors of the Company believe that it is in the best interests of the Company that it have the ability to add additional directors in this manner, and recommend amendment of the articles of the Company for this purpose.

     The number of directors proposed to be elected at the annual and special meeting of the shareholders is seven, the minimum number permitted under the Company’s articles. The directors do not have any particular candidate in mind for appointment to the Board but believe the Company should have the flexibility to attract a suitable candidate or candidates as opportunities may arise. The Corporate Governance Committee is responsible for identifying possible candidates for election or appointment to the Board and evaluating their credentials. It recommends suitable candidates to the full Board.

     To be effective, the special resolution to authorize this amendment must be passed by a majority of not less than two-thirds of the votes cast at the meeting in person or by proxy by shareholders entitled to vote thereon.

Confirmation of New By-laws

     At the meeting, shareholders will be asked to approve an ordinary resolution, in the form annexed as Exhibit C to this Management Proxy Circular, confirming By-law 1, being a by-law relating generally to the affairs of the Company and repealing and replacing all of the other by-laws of the Company, with the exception of By-law No. 58. By-law No. 58 is a general borrowing by-law.

     The Canada Business Corporations Act, the Company’s governing statute, and the regulations thereunder (the “CBCA”), were amended on November 24, 2001 (the “CBCA Amendments”). The objectives of these amendments are to: (i) bring the CBCA into conformity with other corporate statutes in Canada and the United States; and (ii) allow CBCA corporations greater flexibility in utilizing current and emerging technologies for various purposes, including communicating with its shareholders and the holding of meetings of directors. The Board of Directors of the Company reviewed the existing by-laws of the Company, in light of the CBCA Amendments, and determined that the repeal and replacement of the existing by-laws of the Company, with the exception of By-law No. 58, were in order.

     Among its more significant effects, the adoption of By-law 1 will amend the residency requirements for directors. The new By-law removes the previous requirement that a majority of the directors of the Corporation be resident Canadians. This is to reflect the amendment to the CBCA which reduced the minimum requirement for resident Canadian directors of CBCA corporations from a majority to 25% of the board. The new By-law also removes the residency requirements for Board committees. The CBCA Amendments reflect the reality that a director’s place of residency is not an indicator of the contribution a director can make to manage and supervise the business and affairs of a corporation that carries on business in several countries.

     By-law 1 also effects amendments to: (i) permit the creation and provision of electronic documents; (ii) provide flexibility for directors or committees of directors to hold meetings by electronic means; and (iii) allow the Company and its directors and officers to take advantage of new broadened indemnity and insurance provisions, among others.

     By-law 1 was enacted by the Directors on February 18, 2004. A copy of By-law 1 is annexed as Exhibit D to this Management Proxy Circular.

     To be effective, the ordinary resolution confirming By-law 1 of the Company must be passed by a majority of the votes cast at the annual and special meeting in person or by proxy by shareholders entitled to vote thereon.

     Unless confirmed by the shareholders at the annual and special meeting of the shareholders of the Company, By-law 1 will expire at the conclusion of such meeting.

Auditors

     Appointment

     Management proposes to nominate Deloitte & Touche LLP (“D&T”) as auditors of the Company to hold office until the next annual meeting of shareholders. D&T have been auditors of the Company for over 45 years. In the event a ballot is demanded, the shares represented by proxies in favour of Management nominees will be voted in favour of the appointment of D&T as auditors of the Company, unless a shareholder has specified in a proxy that his or her shares are to be withheld from voting in the appointment of auditors. To be effective, the resolution to appoint D&T as auditors of the Company and to authorize the directors to fix their remuneration, must be passed by a majority of the votes cast at the annual and special meeting in person or by proxy by shareholders entitled to vote thereon.

     Audit Fees

     The fees charged by D&T for audit services for the year ended December 31, 2003 were $913,000. The aggregate fees charged by D&T for all other non-audit services rendered by D&T for the fiscal year ended December 31, 2003 were $314,000. The non-audit services included audits of employee benefit plans of $44,000 and U.S. tax compliance work of $112,000.

     Independence of Auditors

     D&T and the audit committee of the Company have considered all relationships between D&T and its related entities and the Company and its related entities in light of the independence standards issued by the Independence Standards Board and have determined that the non-audit services provided by D&T to the Company are compatible with maintaining D&T’s independence.

Shareholder Proposals

     A shareholder who will be entitled to vote at the 2005 annual meeting of shareholders of the Company and who intends to raise a proposal at such meeting, must deliver the proposal to the Company not later than December 5, 2004.

Availability of Disclosure Documents

     The Company will provide to any shareholder, upon request to its Secretary, a copy of:

(i)	its most recent Annual Information Form together with any document or pertinent pages of any document incorporated therein by reference;

(ii)	its audited comparative consolidated financial statements for its last financial year together with the auditors’ report thereon;

(iii)	its Management Proxy Circular for its last annual meeting of shareholders; and

(iv)	any material change reports (other than confidential reports) which have been filed with the various securities regulatory authorities.

     These documents are accessible from the Company’s web site located at www.russelmetals.com.

Certificate

     The contents and the sending of this Management Proxy Circular have been approved by the Board of Directors of the Company.

     DATED the 5th day of March, 2004.

/s/ WILLIAM M. O’REILLY,
Secretary

EXHIBIT A

RUSSEL METALS INC.

AMENDMENT OF ARTICLES

     WHEREAS RUSSEL METALS INC. (the “Corporation”) was formed by certificate of amalgamation and articles of amalgamation dated January 1, 2002;

     AND WHEREAS it is appropriate to amend the articles of the Corporation as hereinafter provided;

     IT IS RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	paragraph 1 of the articles of the Corporation is amended to change the name of the Corporation by adding the following as the French form of the Corporation’s name:

MÉTAUX RUSSEL INC.

2.	paragraph 8 of the articles of the Corporation is amended to add the following paragraph:

“The Corporation may use and be legally designated by the English form of its name, the French form of its name, or both such forms of its name.”; and

3.	any director or officer of the Corporation is authorized to execute or to cause to be executed all documents and to do all other things as may be determined to be necessary or advisable in connection with the articles of amendment, the execution of any such document or the doing of any such other act or thing being conclusive evidence of such determination.

A-1

EXHIBIT B

RUSSEL METALS INC.

AMENDMENT OF ARTICLES

     WHEREAS RUSSEL METALS INC. (the “Corporation”) was formed by certificate of amalgamation and articles of amalgamation dated January 1, 2002;

     AND WHEREAS it is appropriate to amend the articles of the Corporation as hereinafter provided;

     IT IS RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	paragraph 8 of the articles of the Corporation is amended to add the following paragraph:

“The directors may appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.”; and

2.	any director or officer of the Corporation is authorized to execute or to cause to be executed all documents and to do all other things as may be determined to be necessary or advisable in connection with the articles of amendment, the execution of any such document or the doing of any such other act or thing being conclusive evidence of such determination.

B-1

EXHIBIT C

RUSSEL METALS INC.

CONFIRMATION OF BY-LAWS

IT IS RESOLVED THAT:

     By-law 1, being a by-law relating generally to the conduct of the affairs of the Company and repealing and replacing all of the other by-laws of the Corporation, with the exception of by-law No. 58, is confirmed.

C-1

EXHIBIT D

RUSSEL METALS INC.

BY-LAW 1

     A by-law relating generally to the conduct of the affairs of RUSSEL METALS INC. (the “Corporation”).

     BE IT ENACTED AND IT IS HEREBY ENACTED as a by-law of the Corporation as follows:

REPEAL

1.	Repeal

     All of the existing by-laws of the Corporation, with the exception of By-law No. 58, being a general borrowing by-law, be and the same are repealed as of the coming into force of this by-law provided that such repeal shall not affect the previous operation of any by-law so repealed or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under or the validity of any contract or agreement made pursuant to any such by-law prior to its repeal. All officers and persons acting under any by-law so repealed shall continue to act as if appointed by the directors under the provisions of this by-law or the Canada Business Corporations Act until their successors are appointed.

2.	Designation

     The numbers designating the by-laws repealed may be allocated to any by-law of the Corporation hereinafter made by the directors of the Corporation.

INTERPRETATION

3.	Definitions

     In this by-law and all other by-laws of the Corporation, unless the context otherwise specifies or requires:

(a)	“Act” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44 and the regulations thereunder, as from time to time amended, and every statute or regulation that may be substituted therefor and, in the case of such amendment or substitution, any reference in the by-laws of the Corporation shall be read as referring to the amended or substituted provisions;

(b)	“by-law” means any by-law of the Corporation from time to time in force and effect;

(c)	all terms contained in the by-laws which are defined in the Act shall have the meanings given to such terms in the Act;

(d)	words importing the singular number only shall include the plural and vice versa; words importing any gender shall include all genders; words importing persons shall include partnerships, syndicates, trusts and any other legal or business entity; and

(e)	the headings used in the by-laws are inserted for reference purposes only and are not to be considered or taken into account in construing the terms or provisions thereof or to be deemed in any way to clarify, modify or explain the effect of any such terms or provisions.

REGISTERED OFFICE

4. The Corporation may from time to time (i) by resolution of the directors change the place and address of the registered office of the Corporation within the Province in Canada specified in its articles, and (ii) by an amendment to its articles, change the Province in Canada in which its registered office is situated.

SEAL

5. The Corporation may, but need not, have a corporate seal. An instrument or agreement executed on behalf of the Corporation by a director, an officer or an agent of the Corporation is not invalid merely because the corporate seal, if any, is not affixed thereto.

DIRECTORS

6.	Number and Powers

     The number of directors, or the minimum and maximum number of directors of the Corporation, is set out in the articles of the Corporation. If a minimum and maximum number of directors is set out in the articles of the Corporation, the number of directors of the Corporation shall be the number of directors elected by the shareholders of the Corporation at the most recent meeting of shareholders. At least twenty-five per cent of the directors (or one director, if the Corporation has less than four directors) shall be resident Canadians. If the Corporation is a distributing corporation and any of its outstanding securities are held by more than one person, it shall have at least three directors, at least two of whom are not officers or employees of the Corporation or its affiliates.

     The directors shall manage, or supervise the management of, the business and affairs of the Corporation and may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation and are not by the Act, the articles, the by-laws, any special resolution of the Corporation, a unanimous shareholder agreement or by statute expressly directed or required to be done in some other manner.

7.	Duties

     Every director and officer of the Corporation in exercising their powers and discharging their duties shall:

(a) act honestly and in good faith with a view to the best interests of the Corporation; and

(b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

     Every director and officer of the Corporation shall comply with the Act, the regulations thereunder, the Corporation’s articles and by-laws and any unanimous shareholder agreement.

8.	Qualification

     Every director shall be an individual 18 or more years of age and no one who is of unsound mind and has been so found by a court in Canada or elsewhere or who has the status of a bankrupt shall be a director.

9.	Election of Directors

     Directors shall be elected by the shareholders of the Corporation by ordinary resolution. Whenever at any election of directors of the Corporation the number or the minimum number of directors required by the articles is not elected by reason of the lack of consent, disqualification, incapacity or death of any candidates, the directors elected at that meeting may exercise all the powers of the directors if the number of directors so elected constitutes a quorum, but such quorum of directors may not fill the resulting vacancy or vacancies.

     An individual who is elected or appointed to hold office as a director is not a director and is deemed not to have been elected or appointed to hold office as a director unless

(a)	he or she was present at the meeting when the election or appointment took place and he or she did not refuse to hold office as a director; or

(b)	he or she was not present at the meeting when the election or appointment took place and

(i)	he or she consented to hold office as a director in writing before the election or appointment or within 10 days after it, or

(ii)	he or she has acted as a director pursuant to the election or appointment.

10.	Term of Office

     A director’s term of office (subject to the provisions (if any) of the Corporation’s articles and paragraph 13 below), unless such director was elected for an expressly stated term, shall be from the date of the meeting at which such director is elected or appointed until the close of the annual meeting of shareholders next following such director’s election or appointment or until such director’s successor is elected or appointed. If qualified, a director whose term of office has expired is eligible for re-election as a director.

11.	Ceasing to Hold Office

A director ceases to hold office if such director:

(a)	dies or sends to the Corporation a written resignation and such resignation, if not effective upon receipt by the Corporation, becomes effective in accordance with its terms;

(b)	is removed from office in accordance with paragraph 13 below;

(c)	becomes bankrupt; or

(d)	is found by a court in Canada or elsewhere to be of unsound mind.

12.	Vacancies

     Notwithstanding any vacancy among the directors, the remaining directors may exercise all the powers of the directors so long as a quorum of the number of directors remains in office. Subject to subsections 111(1) and (3) of the Act and to the provisions (if any) of the Corporation’s articles, where there is a quorum of directors in office and a vacancy occurs, such quorum of directors may appoint a qualified person to fill such vacancy for the unexpired term of such appointee’s predecessor.

13.	Removal of Directors

     Subject to subsection 109(2) of the Act and unless the articles of the Corporation provide for cumulative voting, the shareholders of the Corporation may by ordinary resolution at a special meeting remove any director before the expiration of such director’s term of office and may, by a majority of the votes cast at the meeting, elect any person in such director’s stead for the remainder of such director’s term.

     If a meeting of shareholders was called for the purpose of removing a director from office as a director, the director so removed shall vacate office forthwith upon the passing of the resolution for such director’s removal.

14.	Validity of Acts

     An act of a director or officer is valid notwithstanding an irregularity in his or her election or appointment or a defect in his or her qualification.

MEETINGS OF DIRECTORS

15. Place of Meetings

     Meetings of directors and of any committee of directors may be held at any place.

16.	Calling Meetings

     A meeting of directors may be convened by the Chair of the Board (if any), the President or any director at any time and the Secretary shall upon direction of any of the foregoing convene a meeting of directors.

17.	Notice

     Notice of the time and place for the holding of any such meeting shall be sent to each director not less than two days (exclusive of the day on which the notice is sent but inclusive of the day for which notice is given) before the date of the meeting; provided that meetings of the directors or of any committee of directors may be held at any time without formal notice if all the directors are present (except where a director attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called) or if all the absent directors have waived notice. The notice shall specify any matter referred to in subsection 115(3) of the Act that is to be dealt with at the meeting.

     For the first meeting of directors to be held following the election of directors at an annual or special meeting of the shareholders or for a meeting of directors at which a director is appointed to fill a vacancy in the board, no notice of such meeting need be given to the newly elected or appointed director or directors in order for the meeting to be duly constituted, provided a quorum of the directors is present.

18.	Waiver of Notice

     Notice of any meeting of directors or of any committee of directors or any irregularity in any meeting or in the notice thereof may be waived in any manner by any director, and such waiver may be validly given either before or after the meeting to which such waiver relates. Attendance of a director at a meeting of directors is a waiver of notice of the meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

19.	Electronic Participation

     Where all the directors of the Corporation consent thereto (either before or after the meeting), a director may participate in a meeting of directors or of any committee of directors by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, and a director participating in a meeting by such means shall be deemed for the purposes of the Act and the by-laws to be present at that meeting.

20.	Quorum and Voting

     Four directors of the Corporation shall constitute a quorum for the transaction of business. Subject to subsections 111(1), 114(4) and 117(1) of the Act, no business shall be transacted by the directors except at a meeting of directors at which a quorum is present and at which at least twenty-five per cent of the directors present are resident Canadians or, if the Corporation has less than four directors, at least one of the directors present is a resident Canadian. Questions arising at any meeting of directors shall be decided by a majority of votes. In case of an equality of votes, the chair of the meeting shall have a second or casting vote in addition to the chair’s original vote as a director.

21.	Adjournment

     Any meeting of directors or of any committee of directors may be adjourned from time to time by the chair of the meeting, with the consent of the meeting, to a fixed time and place. No notice of the time and place for the holding of the adjourned meeting need be given to any director if the time and place of the adjourned meeting is announced at the original meeting. Any adjourned meeting shall be duly constituted if held in accordance with the terms of the adjournment and a quorum is present thereat. The directors who form the quorum at the adjourned meeting need not be the same directors who formed the quorum at the original meeting. If there is no quorum present at the adjourned meeting, the original meeting shall be deemed to have terminated forthwith after its adjournment.

22.	Resolutions in Writing

     A resolution in writing, signed by all the directors entitled to vote on that resolution at a meeting of directors or committee of directors, is as valid as if it had been passed at a meeting of directors or committee of directors.

COMMITTEES OF DIRECTORS

23.	General

     The directors may from time to time appoint from their number one or more committees of directors. The directors may delegate to each such committee any of the powers of the directors, except that no such committee shall have the authority to:

(a)	submit to the shareholders any question or matter requiring the approval of the shareholders;

(b)	fill a vacancy among the directors or in the office of auditor, or appoint additional directors;

(c)	subject to subsection 189(2) of the Act, issue securities except as authorized by the directors;

(d)	issue shares of a series under section 27 of the Act except as authorized by the directors;

(e)	declare dividends;

(f)	purchase, redeem or otherwise acquire shares issued by the Corporation;

(g)	pay any commission referred to in section 41 of the Act, except as authorized by the directors;

(h)	approve a management proxy circular;

(i)	approve a take-over bid circular or directors’ circular;

(j)	approve any annual financial statements to be placed before the shareholders of the Corporation; or

(k)	adopt, amend or repeal by-laws of the Corporation.

24.	Audit Committee

     If the Corporation is a distributing corporation and any of its outstanding securities are held by more than one person, the board of directors shall elect annually from among their number an audit committee to be composed of not fewer than three directors, a majority of whom are not officers or employees of the Corporation or any of its affiliates.

     Each member of the audit committee shall serve during the pleasure of the board of directors and, in any event, only so long as such member shall be a director. The directors may fill vacancies in the audit committee by election from among their number.

     The audit committee shall have power to fix its quorum at not less than a majority of its members and to determine its own rules of procedure subject to any regulations imposed by the board of directors from time to time and to the following paragraph.

     The auditor of the Corporation is entitled to receive notice of every meeting of the audit committee and, at the expense of the Corporation, to attend and be heard thereat; and, if so requested by a member of the audit committee, shall attend every meeting of the committee held during the term of office of the auditor. The auditor of the Corporation or any member of the audit committee may call a meeting of the committee.

     The audit committee shall review the financial statements of the Corporation prior to approval thereof by the board of directors and shall have such other powers and duties as may from time to time by resolution be assigned to it by the board.

REMUNERATION OF DIRECTORS, OFFICERS AND EMPLOYEES

25. The remuneration to be paid to the directors of the Corporation shall be such as the directors shall from time to time by resolution determine. The directors may also by resolution award special remuneration to any director in undertaking any special services on the Corporation’s behalf other than the normal work ordinarily required of a director of a corporation. The confirmation of any such resolution or resolutions by the shareholders shall not be required. The directors may fix the remuneration of the officers and employees of the Corporation. The directors, officers and employees shall also be entitled to be paid their travelling and other expenses properly incurred by them in connection with the affairs of the Corporation.

INDEMNITIES TO DIRECTORS AND OTHERS

26. Subject to the provisions hereof and subsections 124(3) and (4) of the Act, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity.

     The Corporation may not indemnify an individual pursuant hereto unless the individual:

(a)	acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation’s request; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

     The Corporation is hereby authorized to execute agreements evidencing its indemnity in favour of the foregoing persons to the full extent permitted by law.

OFFICERS

27. Appointment of Officers

     The directors may annually or as often as may be required appoint such officers as they shall deem necessary, who shall have such authority and shall perform such functions and duties as may from time to time be prescribed by resolution of the directors, delegated by the directors or by other officers or properly incidental to their offices or other duties, provided that no officer shall be delegated the power to do anything referred to in paragraph 21 above. Such officers may include, without limitation, any of a President, a Chief Executive Officer, a Chair of the Board, one or more Vice-Presidents, a Chief Financial Officer, a Controller, a Secretary, a Treasurer and one or more Assistant Secretaries and/or one or more Assistant Treasurers. None of such officers (except the Chair of the Board) need be a director of the Corporation. A director may be appointed to any office of the Corporation. Two or more of such offices may be held by the same person.

28. Removal of Officers

     All officers shall be subject to removal by resolution of the directors at any time, with or without cause. The directors may appoint a person to an office to replace an officer who has been removed or who has ceased to be an officer for any other reason.

29. Duties of Officers may be Delegated

     In case of the absence or inability or refusal to act of any officer of the Corporation or for any other reason that the directors may deem sufficient, the directors may delegate all or any of the powers of such officer to any other officer or to any director for the time being.

SHAREHOLDERS’ MEETINGS

30. Annual or Special Meetings

     The directors of the Corporation

(a)	shall call an annual meeting of shareholders not later than 18 months after the Corporation comes into existence and subsequently not later than 15 months after holding the last preceding annual meeting but no later than 6 months after the end of the Corporation’s preceding financial year; and

(b)	may at any time call a special meeting of shareholders.

31. Place of Meetings

     Meetings of shareholders of the Corporation shall be held at such place within Canada as the directors may determine, or at a place outside Canada if the place is specified in the articles or all the shareholders entitled to vote at the meeting agree that the meeting is to be held at that place.

32. Electronic Participation and Voting

     Subject to the Act, any person entitled to attend a meeting of shareholders may participate in the meeting by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, if the Corporation makes available such a communication facility. A person participating in a meeting by such means is deemed for all purposes of the Act and the by-laws to be present at the meeting. Subject to the Act, if the directors or the shareholders of the Corporation call a meeting of shareholders pursuant to the Act, those directors or shareholders, as the case may be, may determine that the meeting shall be held entirely by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting. Subject to the Act, any vote at a meeting of shareholders may be held entirely by means of a telephonic, electronic or other communication facility, if the Corporation makes available such a communication facility, and any person participating in a meeting of shareholders by means of such facility and entitled to vote at that meeting may vote by means of such facility, provided that any such facility made available by the Corporation shall enable the votes to be gathered in a manner that permits their subsequent verification and permit the tallied votes to be presented to the Corporation without it being possible for the Corporation to identify how each shareholder or group of shareholders voted.

33. Record Dates for Shareholder Meetings

     Subject to section 134 of the Act, the directors may fix in advance a date as the record date for the purpose of determining shareholders entitled to receive notice of a meeting of shareholders and/or entitled to vote at a meeting of shareholders, but such record date shall not precede by more than 60 days or by less than 21 days the date on which the meeting is to be held.

     If no record date is fixed, the record date for the determination of the shareholders entitled to receive notice of a meeting of the shareholders and to vote shall be:

(a)	at the close of business on the day immediately preceding the day on which the notice is given; or

(b)	if no notice is given, the day on which the meeting is held.

34. Shareholder List

     The Corporation shall prepare an alphabetical list of the shareholders entitled to receive notice of a meeting and vote at the meeting, showing the number of shares held by each shareholder,

(a)	if a record date for determining the shareholder entitled to receive notice of the meeting and/or entitled to vote at the meeting has been fixed, not later than 10 days after that date; or

(b)	if no record date has been fixed, on the record date established in accordance with paragraph 33 above.

     A shareholder whose name appears on such list is entitled to vote the shares shown opposite such shareholder’s name at the meeting to which the list relates.

35. Notice

     A notice stating the day, hour and place of meeting and, if special business is to be transacted thereat, stating (i) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon, and (ii) the text of any special resolution to be submitted to the meeting, shall be sent to each shareholder entitled to vote at the meeting, to each director of the Corporation and to the auditor (if any) of the Corporation. Such notice shall be personally delivered or sent by prepaid mail, if the Corporation is a distributing corporation, not less than 21 days (or, if the Corporation is not a distributing corporation, not less than such number of days as may be fixed by the directors) and not more than 60 days (exclusive of the day of mailing and of the day for which notice is given) before the date of every meeting, and shall be addressed to the latest address of each such person as shown in the records of the Corporation or its transfer agent, or if no address is shown therein, then to the last address of each such person known to the Secretary. Notwithstanding the foregoing, a meeting of shareholders may be held for any purpose at any date and time and, subject to subsection 132(2) of the Act, at any place without notice if all the shareholders and other persons entitled to notice of such meeting are present in person or represented by proxy at the meeting (except where a shareholder or such other person attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called) or if all the shareholders and other persons entitled to notice of such meeting and not present in person nor represented by proxy thereat waive notice of the meeting. Notice of any meeting of shareholders or the time for the giving of any such notice or any irregularity in any such meeting or in the notice thereof may be waived in any manner by any shareholder, the duly appointed proxy of any shareholder, any director or the auditor of the Corporation and any other person entitled to attend a meeting of shareholders, and any such waiver may be validly given either before or after the meeting to which such waiver relates.

     The auditor (if any) of the Corporation is entitled to receive notice of every meeting of shareholders of the Corporation and, at the expense of the Corporation, to attend and be heard thereat on matters relating to the auditor’s duties.

36. Omission of Notice

     The accidental omission to give notice of any meeting to or the non-receipt of any notice by any person shall not invalidate any resolution passed or any proceeding taken at any meeting of shareholders.

37. Votes

     Every question submitted to any meeting of shareholders shall be decided in the first instance on a show of hands and in case of an equality of votes the chair of the meeting shall both on a show of hands and on a ballot have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder or proxy nominee.

     At any meeting, unless a ballot is demanded by a shareholder or proxyholder entitled to vote at the meeting, either before or after any vote by a show of hands, a declaration by the chair of the meeting that a resolution has been carried or carried unanimously or by a particular majority or lost or not carried by a particular majority shall be evidence of the fact without proof of the number or proportion of votes recorded in favour of or against the motion.

     In the absence of the Chair of the Board (if any), the President and any Vice-President who is a director, the shareholders present entitled to vote shall choose another director as chair of the meeting and if no director is present or if all the directors present decline to take the chair then the shareholders present shall choose one of their number to be chair.

     If at any meeting a ballot is demanded on the election of a chair or on the question of adjournment or termination, the ballot shall be taken forthwith without adjournment. If a ballot is demanded on any other question or as to the election of directors, the ballot shall be taken in such manner and either at once or later at the meeting or after adjournment as the chair of the meeting directs. The result of a ballot shall be deemed to be the resolution of the meeting at which the ballot was demanded. A demand for a ballot may be made either before or after any vote by show of hands and may be withdrawn.

     Where two or more persons hold the same share or shares jointly, any one of such persons present at a meeting of shareholders has the right, in the absence of the other or others, to vote such share or shares, but if more than one of such persons are present or represented by proxy and vote, they shall vote together as one on the share or shares jointly held by them.

38. Proxies

     Votes at meetings of the shareholders may be cast either personally or by proxy. At every meeting at which a shareholder is entitled to vote, such shareholder (if present in person) or the proxyholder for such shareholder shall have one vote on a show of hands. Upon a ballot on which a shareholder is entitled to vote, such shareholder (if present in person or by proxy) shall (subject to the provisions, if any, of the Corporation’s articles) have one vote for every share registered in such shareholder’s name.

     Every shareholder entitled to vote at a meeting of shareholders may by means of a proxy appoint a proxyholder or proxyholders or one or more alternate proxyholders, who need not be a shareholder, to attend and act at the meeting in the manner and to the extent authorized by the proxy and with the authority conferred by the proxy.

     An instrument appointing a proxyholder shall be in writing and executed by the shareholder or such shareholder’s attorney authorized in writing, or may be an electronic document that satisfies the requirements of Part XX.1 of the Act, and is valid only at the meeting in respect of which it is given or at any adjournment thereof.

     An instrument appointing a proxyholder may be in the following form or in any other form which complies with the requirements of the Act:

     “The undersigned shareholder of RUSSEL METALS INC. hereby appoints           of               , whom failing,        of          as the nominee of the undersigned to attend and act for and on behalf of the undersigned at the meeting of the shareholders of the said Corporation to be held on the        day of                ,                 and at any adjournment thereof in the same manner, to the same extent and with the same power as if the undersigned were present, whether personally or by telephonic, electronic or other means, at the said meeting or such adjournment thereof.

     DATED

Signature of Shareholder

     This form of proxy must be signed by a shareholder or such shareholder’s attorney authorized in writing.’’

     The directors may from time to time pass regulations regarding the lodging of instruments appointing a proxyholder at some place or places other than the place at which a meeting or adjourned meeting of shareholders is to be held and for particulars of such instruments to be sent in writing, faxed or otherwise communicated by electronic means that produces a written copy before the meeting or adjourned meeting to the Corporation or any agent of the Corporation appointed for the purpose of receiving such particulars and providing that instruments appointing a proxyholder so lodged may be voted upon as though the instruments themselves were produced at the meeting or adjourned meeting and votes given in accordance with such regulations shall be valid and shall be counted. The chair of the meeting of shareholders may, subject to any regulations made as aforesaid, in the chair’s discretion, accept written or faxed communication, or electronic communication that produces a written copy, as to the authority of anyone claiming to vote on behalf of and to represent a shareholder notwithstanding that no instrument of proxy conferring such authority has been lodged with the Corporation, and any votes given in accordance with such written, faxed or electronic communication accepted by the chair of the meeting shall be valid and shall be counted.

39. Adjournment

     The chair of the meeting may with the consent of the meeting adjourn any meeting of shareholders from time to time to a fixed time and place. If the meeting is adjourned for less than 30 days, no notice of the time and place for the holding of the adjourned meeting need be given to any shareholder, other than by announcement at the earliest meeting that is adjourned. If a meeting of shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting shall be given as for an original meeting but, unless the meeting is adjourned by one or more adjournments for an aggregate of more than 90 days, subsection 149(1) of the Act does not apply. Any adjourned meeting shall be duly constituted if held in accordance with the terms of the adjournment and a quorum is present thereat. The persons who form the quorum at the adjourned meeting need not be the same persons who formed the quorum at the original meeting. If there is no quorum present at the adjourned meeting, the original meeting shall be deemed to have terminated forthwith after its adjournment. Any business may be brought before or dealt with at any adjourned meeting which might have been brought before or dealt with at the original meeting in accordance with the notice calling the same.

40. Quorum

     Two persons present and each holding or representing by proxy at least one issued share of the Corporation shall be a quorum of any meeting of shareholders for the choice of a chair of the meeting and for the adjournment of the meeting to a fixed time and place but may not transact any other business; for all other purposes a quorum for any meeting shall be persons present not being less than five in number and holding or representing by proxy not less than ten percent of the total number of the issued shares of the Corporation for the time being enjoying voting rights at such meeting. If a quorum is present at the opening of a meeting of shareholders, the shareholders present may proceed with the business of the meeting, notwithstanding that a quorum is not present throughout the meeting.

     Notwithstanding the foregoing, if the Corporation has only one shareholder, or only one shareholder of any class or series of shares, the shareholder present in person or by proxy constitutes a meeting and a quorum for such meeting.

41. Resolutions in Writing

     Subject to subsection 142(1) of the Act,

(a)	a resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders; and

(b)	a resolution in writing dealing with all matters required by the Act to be dealt with at a meeting of shareholders, and signed by all the shareholders entitled to vote at that meeting, satisfies all the requirements of the Act relating to meetings of shareholders.

SHARES AND TRANSFERS

42. Issuance

     Subject to the articles of the Corporation, shares in the Corporation may be issued at such time and issued to such persons and for such consideration as the directors may determine.

43. Security Certificates

     Security certificates (and the form of transfer power on the reverse side thereof) shall (subject to compliance with section 49 of the Act) be in such form as the directors may from time to time by resolution approve and such certificates shall be signed by a director or officer of the Corporation, or by a registrar, transfer agent or branch transfer agent of the Corporation, or an individual on their behalf, or by a trustee who certifies it in accordance with a trust indenture, or the signature shall be printed or otherwise mechanically reproduced on the certificate. If a security certificate contains a printed or mechanically reproduced signature of a person, the Corporation may issue the security certificate, notwithstanding that the person has ceased to be a director or an officer of the Corporation, and the security certificate is as valid as if the person were a director or an officer at the date of its issue.

44. Agent

     The directors may from time to time by resolution appoint or remove an agent to maintain a central securities register and branch securities registers for the Corporation.

45. Surrender of Security Certificates

     Subject to the Act, no transfer of a security issued by the Corporation shall be recorded or registered unless and until either (i) the security certificate representing the security to be transferred has been surrendered and cancelled, or (ii) if no security certificate has been issued by the Corporation in respect of such share, a duly executed security transfer power in respect thereof has been presented for registration.

46. Defaced, Destroyed, Stolen or Lost Security Certificates

     In case of the defacement, destruction, theft or loss of a security certificate, the fact of such defacement, destruction, theft or loss shall be reported by the owner to the Corporation or to a trustee, registrar, transfer agent or other agent of the Corporation (if any) acting on behalf of the Corporation, with a statement verified by oath or statutory declaration as to the defacement, destruction, theft or loss and the circumstances concerning the same and with a request for the issuance of a new security certificate to replace the one so defaced, destroyed, stolen or lost. Upon the giving to the Corporation (or, if there is such an agent, then to the Corporation and to such agent) of an indemnity bond of a surety company in such form as is approved by any authorized officer of the Corporation, indemnifying the Corporation (and such agent, if any) against all loss, damage and expense, which the Corporation and/or such agent may suffer or be liable for by reason of the issuance of a new security certificate to such shareholder, and provided the Corporation or such agent does not have notice that the security has been acquired by a bona fide purchaser, a new security certificate may be issued in replacement of the one defaced, destroyed, stolen or lost, if such issuance is ordered and authorized by any authorized officer of the Corporation or by resolution of the directors.

DIVIDENDS

47. Declaration and Payment of Dividends

     The directors may from time to time by resolution declare and the Corporation may pay dividends on its issued shares, subject to the provisions (if any) of the Corporation’s articles.

     The directors shall not declare and the Corporation shall not pay a dividend if there are reasonable grounds for believing that:

(a)	the Corporation is, or would after the payment be, unable to pay its liabilities as they become due; or

(b)	the realizable value of the Corporation’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

     The Corporation may pay a dividend by issuing fully paid shares of the Corporation and, subject to section 42 of the Act, the Corporation may pay a dividend in money or property.

48. Joint Securityholders

     In case several persons are registered as the joint holders of any securities of the Corporation, any one of such persons may give effectual receipts for all dividends and payments on account of dividends, principal, interest and/or redemption payments on redemption of securities (if any) subject to redemption in respect of such securities.

RECORD DATES

49. Shareholders’ Meetings

     Subject to section 134 of the Act, the directors may fix in advance a date as the record date for the purpose of determining shareholders entitled to receive notice of a meeting of shareholders and/or entitled to vote at a meeting of shareholders, but such record date shall not precede by more than 60 days or by less than 21 days the date on which the meeting is to be held.

     If no record date is fixed, the record date for the determination of the shareholders entitled to receive notice of a meeting of the shareholders and to vote shall be:

     (a) at the close of business on the day immediately preceding the day on which the notice is given; or

     (b) if no notice is given, the day on which the meeting is held.

50. Dividends, Distributions or Other Purposes

     Subject to section 134 of the Act, the directors may fix in advance a date as the record date for the determination of shareholders (i) entitled to receive payment of a dividend, (ii) entitled to participate in a liquidation or distribution, (iii) for any other purpose (other than to establish a shareholder’s right to receive notice of a meeting or to vote), but such record date shall not precede by more than 60 days the particular action to be taken.

     If no record date is fixed, the record date for the determination of shareholders for any purpose other than to establish a shareholder’s right to receive notice of a meeting or to vote shall be at the close of business on the day on which the directors pass the resolution relating thereto.

VOTING SECURITIES IN OTHER ISSUERS

51. All securities of any other body corporate or issuer of securities carrying voting rights held from time to time by the Corporation may be voted at all meetings of shareholders, bondholders, debenture holders or holders of such securities, as the case may be, of such other body corporate or issuer and in such manner and by such person or persons as the directors of the Corporation shall from time to time determine and authorize by resolution. The duly authorized signing officers of the Corporation may also from time to time execute and deliver for and on behalf of the Corporation proxies and/or arrange for the issuance of voting certificates and/or other evidence of the right to vote in such names as they may determine without the necessity of a resolution or other action by the directors.

NOTICES, ETC.

52. Service

     Any notice or other document required to be given or sent by the Corporation to any shareholder or director or the auditor of the Corporation shall be delivered personally or sent by prepaid mail or by fax, electronic mail or other electronic means capable of producing a written copy addressed to:

(a)	such shareholder at such shareholder’s latest address as shown on the records of the Corporation or its transfer agent;

(b)	such director at such director’s latest address as shown in the records of the Corporation or in the last notice filed under section 106 or 113 of the Act; and

(c)	the auditor of the Corporation at the auditor’s latest address known to the Corporation.

With respect to every notice or other document sent by prepaid mail, it shall be sufficient to prove that the envelope or wrapper containing the notice or other document was properly addressed and put into a post office or into a post office letter box.

53. Shareholders Who Cannot be Found

     If the Corporation sends a notice or document to a shareholder and the notice or document is returned on two consecutive occasions because the shareholder cannot be found, the Corporation is not required to send any further notices or documents to the shareholder until the shareholder informs the Corporation in writing of the shareholder’s new address.

54. Shares Registered in More than One Name

     All notices or other documents shall, with respect to any shares in the capital of the Corporation registered in more than one name, be given to whichever of such persons is named first in the records of the Corporation and any notice or other document so given shall be sufficient notice or delivery of such document to all the holders of such shares.

55. Persons Becoming Entitled by Operation of Law

     Every person who by operation of law, transfer or by any other means whatsoever shall become entitled to any shares in the capital of the Corporation shall be bound by every notice or other document in respect of such shares which prior to such person’s name and address being entered on the records of the Corporation shall have been duly given to the person or persons from whom such person derives title to such shares.

56. Deceased Shareholder

     Any notice or other document delivered or sent by post or left at the address of any shareholder as the same appears in the records of the Corporation shall, notwithstanding that such shareholder be then deceased and whether or not the Corporation has notice of such shareholder’s death, be deemed to have been duly served in respect of the shares held by such shareholder (whether held solely or with other persons) until some other person be entered in such shareholder’s stead in the records of the Corporation as the holder or one of the holders thereof and such service shall for all purposes be deemed a sufficient service of such notice or other document on such shareholder’s heirs, executors or administrators and all persons (if any) interested with such shareholder in such shares.

57. Signatures to Notices

     The signature of any director or officer of the Corporation to any notice may be written, printed or otherwise mechanically reproduced.

58. Computation of Time

     Where a given number of days’ notice or notice extending over any period is required to be given under any provisions of the articles or by-laws of the Corporation, the day of service, posting or other communication of the notice shall, unless it is otherwise provided, be counted in such number of days or other period and such notice shall be deemed to have been given or sent on the day of service, posting or other communication.

59. Proof of Service

     A certificate of any officer of the Corporation in office at the time of the making of the certificate or of an agent of the Corporation as to facts in relation to the mailing or delivery or service or other communication of any notice or other documents to any shareholder, director, officer or auditor or as to the publication of any notice or other document shall be conclusive evidence thereof and shall be binding on every shareholder, director, officer or auditor of the Corporation, as the case may be.

CHEQUES, DRAFTS, NOTES, ETC.

60. All cheques, drafts or orders for the payment of money and all notes, acceptances and bills of exchange shall be signed by such officer or officers or other person or persons, whether or not officers of the Corporation, and in such manner as the directors, or such officer or officers as may be delegated authority by the directors to determine such matters, may from time to time designate.

CUSTODY OF SECURITIES

61. All securities (including warrants) owned by the Corporation shall be lodged (in the name of the Corporation) with a chartered bank or a trust company or in a safety deposit box or, if so authorized by resolution of the directors, with such other depositaries or in such other manner as may be determined from time to time by the directors.

     All securities (including warrants) belonging to the Corporation may be issued and held in the name of a nominee or nominees of the Corporation (and if issued or held in the names of more than one nominee shall be held in the names of the nominees jointly with right of survivorship) and shall be endorsed in blank with endorsement guaranteed in order to enable transfer thereof to be completed and registration thereof to be effected.

EXECUTION OF CONTRACTS, ETC.

62. Contracts, documents or instruments in writing requiring the signature of the Corporation may be signed by the Chairman of the Board or the President or a Vice President or a director and by the Secretary or the Treasurer or the Assistant Secretary or the Assistant Treasurer or another director or another Vice President and all contracts, documents or instruments in writing so signed shall be binding upon the Corporation without any further authorization or formality. The directors are authorized from time to time by resolution to appoint any officer or officers or any other person or persons on behalf of the Corporation either to sign contracts, documents or instruments in writing generally or to sign specific contracts, documents or instruments in writing.

     The corporate seal, if any, of the Corporation may, when required, be affixed to contracts, documents or instruments in writing signed as aforesaid or by an officer or officers, person or persons appointed as aforesaid by resolution of the board of directors.

     The term “contracts, documents or instruments in writing” as used in this by-law shall include deeds, mortgages, hypothecs, charges, conveyances, transfers and assignments of property, real or personal, immovable or movable, powers of attorney, agreements, releases, receipts and discharges for the payment of money or other obligations, conveyances, transfers and assignments of securities and all paper writings.

     In particular, without limiting the generality of the foregoing, the Chairman of the Board or the President or a Vice-President or a director and by the Secretary or the Treasurer or the Assistant Secretary or the Assistant Treasurer or another director authorized to sell, assign, transfer, exchange, convert or convey all securities owned by or registered in the name of the Corporation and to sign and execute (under the seal of the Corporation or otherwise) all assignments, transfers, conveyances, powers of attorney and other instruments that may be necessary for the purpose of selling, assigning, transferring, exchanging, converting or conveying any such securities.

     The signature or signatures of any officer or director of the Corporation and/or of any other officer or officers, person or persons appointed as aforesaid by resolution of the directors may, if specifically authorized by resolution of the directors, be printed, engraved, lithographed or otherwise mechanically reproduced upon all contracts, documents or instruments in writing or bonds, debentures or other securities of the Corporation executed or issued by or on behalf of the Corporation and all contracts, documents or instruments in writing or securities of the Corporation on which the signature or signatures of any of the foregoing officers, directors or persons shall be so reproduced, by authorization by resolution of the directors, shall be deemed to have been manually signed by such officers, directors or persons whose signature or signatures is or are so reproduced and shall be as valid to all intents and purposes as if they had been signed manually and notwithstanding that the officers, directors or persons whose signature or signatures is or are so reproduced may have ceased to hold office at the date of delivery or issue of such contracts, documents or instruments in writing or securities of the Corporation.

FINANCIAL YEAR

63. The financial year of the Corporation shall end on such day in each year as the board of directors may from time to time by resolution determine.